UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-124111	13-3386485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 Fifth Avenue

New York, New York 10022

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (646) 521-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 14, 2005, Loews Cineplex Theatres, Inc. (“Loews”), a wholly owned subsidiary of Loews Cineplex Entertainment Corporation, entered into a Stock Purchase Agreement (the “Finventures Agreement”) with Finventures (UK) Limited (“Finventures”), a wholly owned subsidiary of Standard Chartered Bank, pursuant to which Finventures will acquire 90% of Loews’ 50% interest in Megabox Cineplex, Inc. (“Megabox”), Loews’ joint venture in South Korea. Also on December 14, 2005, Loews entered into a Stock Purchase Agreement (the “Mediaplex Agreement”) with Mediaplex, Inc. (“Mediaplex”), Loews’ joint venture partner in Megabox, pursuant to which Mediaplex will acquire the remaining 10% of Loews’ 50% interest in Megabox. The Finventures Agreement and the Mediaplex Agreement each contain customary representations, warranties and covenants for transactions of this type. The consummation of each transaction is conditioned upon the consummation of the other. The proposed transactions are expected to close in late 2005 or early 2006.

Under the terms of the Finventures Agreement and the Mediaplex Agreement, Loews will receive total consideration of approximately $79 million in cash in exchange for its interest in Megabox. Loews will hold the proceeds of the sale in cash on its balance sheet and may use it to reduce outstanding debt in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/s/ John J. Walker
John J. Walker
Senior Vice President and
Chief Financial Officer

December 20, 2005